  As filed with the Securities and Exchange Commission on September 24, 2002
                                                     Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                              H.B. Fuller Company
            (Exact name of registrant as specified in its charter)

                 Minnesota                         41-0268370
      (State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

                          1200 Willow Lake Boulevard
                        St. Paul, Minnesota 55110-5101
                                (651) 236-5900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Patricia Jones
     Chief Administrative Officer, General Counsel and Corporate Secretary
                          1200 Willow Lake Boulevard
                        St. Paul, Minnesota 55110-5101
                                (651) 236-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                With a copy to:
                 Steven E. Suckow           Sonia A. Shewchuk
                H.B. Fuller Company        Faegre & Benson LLP
             1200 Willow Lake Boulevard  2200 Wells Fargo Center
                St. Paul, Minnesota      90 South Seventh Street
                    55110-5101           Minneapolis, Minnesota
                                               55402-3901
                               -----------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                               -----------------
                      CALCULATION OF REGISTRATION FEE(1)
--------------------------------------------------------------------------------

                                                               Proposed
                                                               Maximum      Proposed Maximum
           Title of Each Class of             Amount to Be  Offering Price     Aggregate         Amount of
       Securities to Be Registered(2)         Registered(3)  Per Unit(4)     Offering Price   Registration Fee
-------------------------------------------------------------------------------------------------------------
Debt securities, preferred stock, par value
 $.01 per share, common stock, par value
 $1.00 per share (5), depositary shares and
 securities warrants......................... $500,000,000                 $500,000,000(6)(7)     $46,000
--------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
(2) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3) Includes such indeterminate number of shares of preferred stock, shares of common stock, depositary shares and securities warrants as may be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $500,000,000, plus such indeterminate number of shares of preferred stock as may be issued upon exercise of securities warrants or in exchange for, or upon conversion of, debt securities or shares of other preferred stock registered hereunder, such indeterminate number of depositary shares as may be issued upon exercise of securities warrants or upon conversion of debt securities registered hereunder or in the event the registrant elects to offer fractional interests in shares of preferred stock registered hereunder, and such indeterminate number of shares of common stock as may be issued upon exercise of securities warrants or in exchange for, or upon conversion of, debt securities or shares of preferred stock registered hereunder. Also includes such additional principal amount as may be necessary such that, if debt securities are issued with an original issue discount, the aggregate initial offering price of all debt securities will equal $500,000,000 less the dollar amount of other securities previously issued.
(4) Omitted pursuant to General Instruction II.D of Form S-3.
(5) Associated with the common stock are common share purchase rights that will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events.
(6) No separate consideration will be received for common stock, preferred stock or depositary shares that are issued upon conversion of debt securities, preferred stock or depositary shares.
(7) In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

[GRAPHIC]

  H.B. Fuller

H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
(651) 236-5900

                                 $500,000,000

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                               Depositary Shares
                              Securities Warrants

                               -----------------

 We will provide the specific terms of these securities in supplements to this prospectus.
You should read this prospectus and the applicable supplement carefully before you invest.

                               -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                    This prospectus is dated ______________

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell:

    .  debt securities,

    .  preferred stock,

    .  common stock,

    .  depositary shares, and

    .  securities warrants,

either separately or in units, in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

   The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public through the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

   We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange

Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered under this prospectus:

    . Annual Report on Form 10-K for the year ended December 1, 2001 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2002 Annual Meeting of Shareholders);

    . Quarterly Reports on Form 10-Q for the quarters ended March 2, 2002 and June 1, 2002;

    . Current Reports on Form 8-K dated January 14, 2002, March 26, 2002, June 25, 2002, August 9, 2002 and September 24, 2002;

    . the description of the Company's common stock contained in the Registration Statement on Form 8-A dated July 30, 1996 and any amendment or report filed for the purpose of updating that description; and

    . the description of the Company's common share purchase rights contained in the Registration Statement on Form 8-A filed July 24, 1996, as amended by the Registration Statement on Form 8-A/A-1 filed February 5, 2001.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

          Corporate Secretary
          H.B. Fuller Company
          1200 Willow Lake Boulevard
          P.O. Box 64683
          St. Paul, Minnesota 55164-0683
          (651) 236-5900

   You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  THE COMPANY

   We are a worldwide manufacturer and marketer of adhesives and specialty chemical products. We have sales operations in 43 countries in North America, Europe, Latin America and the Asia/Pacific region and as of June 1, 2002 employed approximately 4,700 people.

   Our largest business segment is comprised of industrial and performance adhesives products, in thousands of formulations and sold to customers for applications in various markets including assembly, packaging, converting, nonwoven, automotive, graphic arts, and footwear. Adhesives represent nearly 70% of global revenues and are manufactured and distributed globally. This business is managed on a worldwide basis and is reported as our Global Adhesives operating segment.

   We are also a producer and supplier of specialty chemical products for a variety of applications such as ceramic tile application, HVAC insulation, powder coatings applied to metal surfaces for office furniture, appliances and lawn and garden equipment, specialty hot melt products for packaging applications, consumer products and windows markets applications, as well as liquid paint sold through retail outlets. These specialty chemical products represent approximately 30% of global revenues and comprise our Full-Valu/Specialty operating segment.

   When we refer to "our company," "we," "our" and "us" in this prospectus under the headings "The Company," "Use of Proceeds" and "Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends," we mean H.B. Fuller Company and its subsidiaries. When these terms are used elsewhere in this prospectus, we refer only to H.B. Fuller Company unless the context indicates otherwise.

                                USE OF PROCEEDS

   Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

    .  finance acquisitions of companies, real estate and other assets;

    .  meet our working capital requirements;

    .  fund capital expenditures; and

    .  refinance debt.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

           RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                              6 Months                       Fiscal Year Ended
                               Ended   --------------------------------------------------------------
                              June 1,  December 1, December 2, November 27, November 28, November 29,
                                2002      2001        2000         1999         1998         1997
                              -------- ----------- ----------- ------------ ------------ ------------
Ratio of Earnings to Fixed
  Charges*...................   2.3        3.8         4.1         3.6          2.1          3.9
Ratio of Earnings to Fixed
  Charges and Preferred Stock
  Dividends*.................   2.3        3.8         4.1         3.6          2.1          3.9

--------
* The earnings for the six months ended June 1, 2002 and the fiscal years ended December 1, 2001, November 27, 1999 and November 28, 1998, included charges related to restructuring plans of $14,297,000, $1,564,000, $17,204,000 and $26,747,000, respectively.

For purposes of calculating the ratios, earnings consist of:

    . income from continuing operations before minority interests, earnings (losses) in equity investments, cumulative effect of an accounting change and income taxes;

    .  amortization of capitalized interest;

    .  distributed earnings of unconsolidated subsidiaries; and

    .  fixed charges,

and exclude capitalized interest.

For purposes of calculating the ratios, fixed charges consist of:

    .  interest on debt, both expensed and capitalized;

    .  amortization of discount on debt; and

    .  the interest portion of rental expense on operating leases.

The ratio of earnings to fixed charges is calculated as follows:

                                  (earnings)
                                  ----------
                                (fixed charges)

The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

                                  (earnings)
            -------------------------------------------------------
(fixed charges) + (pretax earnings required to cover preferred stock dividends)

Pretax earnings required to cover preferred stock dividends are calculated as follows:

                           preferred stock dividends
                           -------------------------
                      1 - (our statutory income tax rate)

                        DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

   The debt securities will be issued under an indenture between us and the trustee named in the applicable prospectus supplement. As used in this prospectus, "debt securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture.

   We have summarized the material terms and provisions of the indenture in this section. We have also filed the form of the indenture as an exhibit to the registration statement. You should read the indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

   The debt securities will be our direct, senior and unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we may issue. The indenture permits us to issue debt securities from time to time, and debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301)

   Unless a prospectus supplement relating to debt securities states otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

   If we ever issue bearer securities, we will summarize provisions of the indenture that relate to bearer securities in the applicable prospectus supplement.

   A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

    .  the title and type of the debt securities;

    .  any limit on the total principal amount of the debt securities;

    .  the price at which the debt securities will be issued;

    . the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

    . the maturity date or dates of the debt securities or the method by which those dates can be determined;

    .  if the debt securities will bear interest:

       . the interest rate on the debt securities or the method by which the interest rate may be determined;

       .  the date from which interest will accrue;

       .  the record and interest payment dates for the debt securities;

       .  the first interest payment date; and

       .  any circumstances under which we may defer interest payments;

    . if the amount of principal or interest payable on the debt securities will be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices, information as to such currencies, securities, commodities or indices;

    . any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;

    . any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

    . whether the debt securities will be convertible into or exchangeable for shares of common stock, shares of preferred stock, depositary shares or other debt securities and, if so, the terms and conditions of any such conversion or exchange, and, if convertible or exchangeable into shares of preferred stock, depositary shares or other debt securities, the terms of such preferred stock, depositary shares or other debt securities;

    . any terms on which the debt securities may be optionally or mandatorily converted or exchanged into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or the exchange;

    . the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

    . any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

    . whether the provisions described below under the heading "Defeasance" apply to the debt securities;

    . any changes or additions to or deletions of the events of default or covenants contained in the indenture;

    . whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities--a "global security" means a debt security that we issue in accordance with the indenture to represent all or part of a series of debt securities;

    . if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

    . the identity of the security registrar and paying agent for the debt securities if other than the trustee;

    .  any special tax implications of the debt securities;

    . any special provisions relating to the payment of any additional amounts on the debt securities;

    . the terms of any securities being offered together with or separately from the debt securities; and

    .  any other terms of the debt securities.

A "holder," with respect to a registered security, means the person in whose name the registered security is registered in the security register. (Section
101)

Payment; Transfer

   We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities:

    . by mailing a check to the person listed as the owner of the debt securities in the security register; or

    . by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. (Sections 305, 307, 1002)

There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

Denominations

   Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Original Issue Discount

   Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an "original issue discount security," that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Conversion and Exchange

   If any offered debt securities are convertible into preferred stock, depositary shares or common stock at the option of the holders or exchangeable for preferred stock, depositary shares or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions covering any conversions or exchanges.

Classification of Restricted and Unrestricted Subsidiaries

   The indenture contains restrictive covenants that apply to us and all of our restricted subsidiaries. Those covenants do not apply to our unrestricted subsidiaries. For example, the debt of unrestricted subsidiaries is not included in the calculations described under the heading "--Restrictions on Secured Debt" below. The indenture does not require us to maintain any restricted subsidiaries and, if we do not, the indenture will not provide any limitations on the amount of secured debt created or incurred by our subsidiaries.

   A "subsidiary" is any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors' qualifying shares, directly or through one or more of our other subsidiaries. "Voting stock" means stock that is entitled in the ordinary course (i.e., not only as a result of the happening of certain events) to vote in an election for directors.

   "Restricted subsidiaries" are all of our subsidiaries other than unrestricted subsidiaries. A "wholly-owned restricted subsidiary" is a restricted subsidiary of which we own all of the outstanding capital stock directly or through our other wholly-owned restricted subsidiaries.

   Our "unrestricted subsidiaries" are:

    . any subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside of the United States of America;

    . certain finance subsidiaries acquired or formed by us after the date of this prospectus;

    . any subsidiary that our board of directors in the future designates as an unrestricted subsidiary under the indenture; and

    . any other subsidiary if a majority of its voting stock is owned by an unrestricted subsidiary.

Our board of directors can at any time change a subsidiary's designation from an unrestricted subsidiary to a restricted subsidiary if:

    . the majority of that subsidiary's voting stock is not owned by an unrestricted subsidiary, and

    . after the change of designation, we would be in compliance with the restrictions contained in the secured debt covenant described under the heading "--Restrictions on Secured Debt" below. (Sections 101, 1010(a))

Restrictions on Secured Debt

   The indenture limits the amount of secured debt that we and our restricted subsidiaries may incur or otherwise create. Neither we nor our restricted subsidiaries may incur or otherwise create any new secured debt unless immediately after the incurrence or creation:

    .  the sum of:

       . the aggregate principal amount of all of our outstanding secured debt and that of our restricted subsidiaries (other than certain categories of secured debt discussed below), plus

       . the aggregate amount of our attributable debt and that of our restricted subsidiaries relating to sale and leaseback transactions (other than sale and leaseback transactions permitted as a result of voluntary retirements of debt in the manner described under the second bullet point under the heading "--Restrictions on Sale and Leaseback Transactions" below),

    .  does not exceed 10% of our consolidated net tangible assets.

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new secured debt. (Sections 1008(a), 1008(c))

   "Secured debt" means debt which is secured by a mortgage, lien or other similar encumbrance upon any of our operating property or the operating property of a restricted subsidiary or shares of stock or debt issued by a restricted subsidiary and owned by us or a restricted subsidiary. (Section 101)

   "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

   "Operating property" means any manufacturing facility, distribution center or other property related to our manufacturing business, or that of one of our subsidiaries, located within the United States of America, if such property has been owned and operated by us or one of our subsidiaries for more than 90 days. If we acquire a new subsidiary that already owns and operates this type of property, then the property will not be considered operating property until 90 days after the acquisition. In addition, if we determine that this type of property is not of material importance to the total business conducted by us and our subsidiaries taken as a whole, then such property will not be considered operating property. (Section 101)

   "Attributable debt" in respect of any sale and leaseback transaction means the amount of future minimum lease payments required to be paid by the lessee under such lease, less any amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales), discounted using the methodology used to calculate the present value of lease payments in our most recent Annual Report to Shareholders reflecting that calculation.

The amount of attributable debt relating to a lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of:

    . the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty, or

    . the aggregate amount of lease payments required to be made during the remaining term of the lease. (Section 101)

   "Consolidated net tangible assets" means the total amount of assets (minus applicable reserves and other properly deductible items), minus

    . all current liabilities (other than those which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the date the amount is being computed), and

    . all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles,

all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles. (Section 101)

   The following categories of secured debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading "Restrictions on Secured Debt":

    . secured debt of a restricted subsidiary owing to us or to one of our wholly-owned restricted subsidiaries or our secured debt owed to a wholly-owned restricted subsidiary;

    . secured debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure certain payments;

    . secured debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or debt of any company existing at the time that the company becomes one of our subsidiaries;

    . secured debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or debt which (1) exists at the time that the property, shares of stock or debt is acquired by us or one of our restricted subsidiaries, including acquisitions by merger or consolidation, (2) secures the payment of any part of the purchase price of or construction cost for the property, shares of stock or debt or
       (3) secures any indebtedness incurred prior to, at the time of, or within 180 days after, the latest of the acquisition of the property, shares of stock or debt or the completion of any construction of the property for the purpose of financing all or a part of the purchase price or construction cost of the property, shares of stock or debt, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading "--Consolidation, Merger or Sale" below;

    . secured debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax under the Internal Revenue Code of 1986;

    . secured debt existing on the date of initial issuance of the applicable debt securities; and

    . any extension, renewal or refunding (but without increase in amount) of any secured debt permitted under the six previous bullet points. (Section 1008(b))

Restrictions on Sale and Leaseback Transactions

   The indenture provides that neither we nor any of our restricted subsidiaries may enter into any sale and leaseback transaction involving any operating property more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

    . we or the restricted subsidiary could (1) create secured debt on the property equal to the attributable debt with respect to the sale and leaseback transaction and (2) still be in compliance with the restrictions on secured debt (see "--Restrictions on Secured Debt" above); or

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    .  we apply or cause a restricted subsidiary to apply an amount, subject to credits for certain voluntary retirements of debt securities and/or debt having a stated maturity more than 12 months from the date of application or which is extendible at the option of the obligor to a date more than 12 months from the date of application, equal to the greater of:

       .  the fair value of the property, or

       .  the net proceeds of the sale,

      within 180 days, to the retirement of debt.

This restriction will not apply to any sale and leaseback transaction:

    .  between us and one of our restricted subsidiaries,

    .  between any of our restricted subsidiaries, or

    . involving a lease for a period, including renewals, of three years or less. (Section 1009)

Consolidation, Merger or Sale

   The indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

    . the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

    .  immediately after the transaction, no event of default exists.

   Even though the indenture contains the provisions described above, we are not required by the indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

    .  that corporation is one of our wholly-owned restricted subsidiaries; and

    . we could incur additional secured debt and still be in compliance with the restrictions on secured debt (see "--Restrictions on Secured Debt" above). (Section 803)

   If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor corporation may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 802)

Modification and Waiver

   Under the indenture, we and the trustee can modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, we may not, without the consent of the holder of each debt security affected:

    .  change the stated maturity date of any payment of principal or interest;

    .  reduce certain payments due on the debt securities;

    . change the place of payment or currency in which any payment on the debt securities is payable;

    . limit a holder's right to sue us for the enforcement of certain payments due on the debt securities;

    . reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

    . limit a holder's right, if any, to repayment of debt securities at the holder's option; or

    . modify any of the foregoing requirements or reduce the percentage of outstanding debt securities required to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture. (Section 902)

   Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may on behalf of all holders of such series waive compliance by us with certain restrictive covenants or conditions of the indenture. (Section 1012)

   In addition, under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except:

    . a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

    . a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Events of Default

   Unless otherwise stated in the applicable prospectus supplement, an "event of default," when used with respect to any series of debt securities, means any of the following:

    . failure to pay interest on any debt security of that series for 30 days after the payment is due;

    . failure to pay the principal of or any premium on any debt security of that series when due;

    . failure to deposit any sinking fund payment on debt securities of that series when due;

    . failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

    . default under any debt, including other series of debt securities, or under any mortgage, lien or other similar encumbrance, indenture or instrument, including the indenture, which secures any debt, and which results in acceleration of the maturity of an outstanding principal amount of debt greater than $50 million, unless the acceleration is rescinded, or the debt is discharged, within 10 days after we have received written notice of the default in the manner specified in the indenture;

    .  certain events in bankruptcy, insolvency or reorganization; or

    . any other event of default that may be specified for the debt securities of that series when that series is created. (Section 501)

   If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration. (Sections 502, 513)

   The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

   The indenture requires us to file an officers' certificate with the trustee each year that states that certain defaults do not exist under the terms of the indenture. (Section 1011) The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. (Section 602)

   Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

    .  conducting any proceeding for any remedy available to the trustee; or

    .  exercising any trust or power conferred upon the trustee. (Sections 512,
       603)

   The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

    . the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

    . the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding;

    . the trustee has not started the proceeding within 60 days after receiving the request; and

    . the trustee has not received directions inconsistent with the request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce the payment. (Section 508)

Defeasance

   Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities. (Section 403) As used above, "government obligations" mean:

    . securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

    . securities of government agencies backed by the full faith and credit of that government. (Section 101)

   In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

    . the indenture will no longer apply to the debt securities of that series (except for obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

    . holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

   Under federal income tax law, a deposit and discharge as described above may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between:

    .  the holder's cost or other tax basis for the debt securities, and

    .  the value of the holder's interest in the trust.

Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading "--Substitution of Collateral" below. You are urged to consult your own tax advisers as to the specific consequences of a deposit and discharge as described above, including the applicability and effect of tax laws other than federal income tax law.

   Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit described in this section under the heading "--Defeasance and Discharge" above:

    . we will not have to comply with the following restrictive covenants contained in the indenture:

       .  Consolidation, Merger or Sale (Sections 801, 803);

       .  Restrictions on Secured Debt (Section 1008);

       .  Restrictions on Sale and Leaseback Transactions (Section 1009);

       .  Classification of Restricted and Unrestricted Subsidiaries (Section
          1010); and

       . any other covenant we designate when we establish the series of debt securities; and

    . we will not have to treat the events described in the fourth bullet point under the heading "--Events of Default" as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading "--Events of Default" as events of default under the indenture in connection with that series.

   In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect. (Section 1501)

   If we exercise our option not to comply with the certain covenants listed above and the debt securities of that series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of that series (such as sinking fund payments) on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

   Substitution of Collateral. At the time that we establish a series of debt securities under the indenture, we can provide for our ability to, at any time, withdraw any money or government obligations deposited under the defeasance provisions described above if we simultaneously substitute other money and/or government obligations which would satisfy our payment obligations on the debt securities of that series under the defeasance provisions applicable to those debt securities. (Section 402)

                        DESCRIPTION OF PREFERRED STOCK

   This section describes the general terms and provisions of our preferred stock that may be offered under this prospectus. The prospectus supplement will describe the specific terms of the series of preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

   We have summarized the material terms and provisions of the preferred stock in this section. We have also filed our restated articles of incorporation and a form of certificate of designation, preferences and rights of preferred stock, which we will refer to as the "certificate of designation," as exhibits to the registration statement. You should read our restated articles of incorporation and the certificate of designation relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

General

   Under our restated articles of incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 10,045,900 shares of preferred stock, including shares issued or reserved for issuance. As of June 1, 2002, all 10,045,900 shares were undesignated and available for issuance.

   The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock to be issued in the future:

    .  the number of shares and designation or title of the shares;

    .  dividend rights;

    .  whether and upon what terms the shares will be redeemable;

    . whether and upon what terms the shares will have a purchase, retirement or sinking fund;

    . the rights of holders upon our dissolution or upon the distribution of our assets;

    .  whether and upon what terms the shares will be convertible;

    .  voting rights, if any; and

    .  any other preferences, rights, limitations or restrictions of the series.

   If we purchase, redeem, or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock. Those shares will not be part of any particular series of preferred stock and may be reissued by us.

   As described under "Description of Depositary Shares" below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest, to be specified in the applicable prospectus supplement, in a share of preferred stock. If we issue depositary shares representing interests in preferred stock, those shares of preferred stock will be deposited with a depositary.

   The preferred stock offered under this prospectus will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of preferred stock it offers for specific terms, including:

    . the title and liquidation preference of the preferred stock and the number of shares offered;

    . the initial public offering price at which we will issue the preferred stock;

    . the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

    .  any redemption or sinking fund provisions;

    .  any conversion provisions;

    . whether we have elected to offer depositary shares as described under "Description of Depositary Shares" below; and

    . any additional dividend, liquidation, redemption, sinking fund, and other rights, preferences, privileges, limitations and restrictions.

   When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Unless the applicable prospectus supplement specifies otherwise:

    . each series of preferred stock offered under this prospectus will rank equally in all respects with the outstanding shares of any other series of preferred stock offered under this prospectus;

    . the preferred stock offered under this prospectus will have no preemptive rights to subscribe for any additional securities that we may issue in the future, which means that the holders of those shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of those future securities; and

    . Wells Fargo Bank Minnesota, N.A. will be the transfer agent and registrar for the preferred stock offered under this prospectus and any depositary shares.

Dividends

   The holders of the preferred stock of each series offered under this prospectus will be entitled to receive cash dividends, if declared by our board of directors or its authorized committee, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its authorized committee.

   The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock offered under this prospectus are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period, even if our board declares a dividend on that series payable in the future.

   Our board of directors will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock offered under this prospectus unless full dividends on that preferred stock have been declared and paid, or declared and sufficient money is set aside for payment. Until full dividends are paid, or declared and payment is set aside, on all preferred stock ranking equal as to dividends, then:

    . we will declare any dividends pro rata among the shares of preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to that series of preferred stock offered under this prospectus as to dividends, which means that the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

    . other than the above-described pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except dividends or distributions paid in securities ranking junior to that preferred stock as to dividends and upon liquidation; and

    . we will not redeem, purchase or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except by conversion into or exchange for stock junior to that preferred stock as to dividends and upon liquidation.

   We will not owe any interest, or any money in lieu of interest, on any dividend payments on any series of the preferred stock offered under this prospectus that may be past due.

Redemption

   We may redeem all or part of a series of the preferred stock offered under this prospectus, and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

   If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The applicable prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If

    . we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and

    . the proceeds from the issuance are insufficient or no issuance has occurred,

then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

   If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

   Even if the terms of a series of preferred stock permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

    . we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

    . we will not purchase or otherwise acquire any preferred stock of that series.

This prohibition will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

   Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days before the date fixed for redemption (unless we issue depositary shares representing interests in shares of preferred stock, in which case we will send a notice to the depositary between 40 to 70 days before the date fixed for redemption). We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

    .  the redemption date;

    . the number of shares and the series of the preferred stock to be redeemed;

    .  the redemption price;

    . the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

    . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    .  the date when the holders' conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

   If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

    . the dividends on the preferred stock called for redemption will no longer accrue;

    .  those shares will no longer be considered outstanding; and

    . the holders will no longer have any rights as shareholders except to receive the redemption price.

   When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

   If a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act, we will comply with all applicable provisions of the Securities Exchange Act.

Conversion

   The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or a different series of preferred stock.

Rights Upon Liquidation

   Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock offered under this prospectus will be entitled to receive:

    . liquidation distributions in the amount stated in the applicable prospectus supplement; and

    .  all accrued and unpaid dividends (whether or not earned or declared).

   We will pay these amounts to the holders of shares of those series of preferred stock, and all amounts owing on any preferred stock ranking equally with those series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to shareholders before any distribution is made to holders of any securities ranking junior to those series of preferred stock upon liquidation.

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

   The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation, or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

   We will make pro rata distributions to the holders of a series of preferred stock offered under this prospectus and any other shares of our stock ranking equal as to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if:

    . we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

    . we do not have enough assets available for distribution to the holders of that series of preferred stock and any other shares of our stock ranking equal with that series as to any such distribution to pay all amounts to which the holders are entitled.

This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation, or winding up of our business bear to each other.

   After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting Rights

   Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered under this prospectus will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will have one vote.

   As more fully described under "Description of Depositary Shares" below, if we issue depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

   For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

   Unless we receive the consent of the holders of an outstanding series of preferred stock offered under this prospectus and the outstanding shares of all other series of preferred stock that:

    . rank equal with that series either as to dividends or the distribution of assets upon liquidation, dissolution, or winding up of our business, and

    . have voting rights that are exercisable and that are similar to those of that series,

we will not:

    . authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to that series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

    . amend, alter or repeal, whether by merger, consolidation, or otherwise, the provisions of our restated articles of incorporation or of the resolutions contained in a certificate of designation creating that series in a way that materially and adversely affects any right, preference, privilege or voting power of that series.

This consent must be given by the holders of at least two thirds of all outstanding preferred stock described in the preceding sentence, voting together as a single class. However, we will not be required to obtain this consent with respect to any amendment, alteration or repeal affecting the rights, preferences, privileges or voting powers of preferred stock of the type described above, if we only:

    .  increase the amount of the authorized preferred stock;

    .  create and issue another series of preferred stock; or

    . increase the amount of authorized shares of any series of preferred stock.

so long as that preferred stock in each case ranks equal with or junior to the shares of preferred stock offered under this prospectus with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

Outstanding Preferred Stock

   As of June 1, 2002, no shares of preferred stock were issued and outstanding.

                       DESCRIPTION OF DEPOSITARY SHARES

   This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

   We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We have also filed the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

General

   We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

   The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the "depositary." We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

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   If you surrender depositary receipts at the principal office of the depositary, unless the related depositary shares have previously been called for redemption, you are entitled to receive the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue you a new depositary receipt evidencing the excess number of depositary shares at the same time that the shares of preferred stock are withdrawn. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

   If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

   The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

   If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

   If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

   When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice to the record holders of the

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depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

   The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

Taxation

   Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    . no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

    . the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

    . the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

    . all outstanding depositary shares relating to the deposit agreement have been redeemed; or

    . there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

   We will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

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   Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

   The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                          DESCRIPTION OF COMMON STOCK

   This section describes the general terms of our common stock. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that offering of common stock.

   We have summarized the material terms and provisions of the common stock in this section. We have also filed our restated articles of incorporation and our bylaws as exhibits to the registration statement. You should read our restated articles of incorporation and our bylaws for additional information before you buy any common stock or any securities which may be exercised or exchangeable for or converted into common stock.

General

   Shares Outstanding. As of June 1, 2002, our authorized common stock was 80,000,000 shares, of which 28,280,896 shares were issued and outstanding.

   Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. Holders of common stock may not receive dividends until we have satisfied our obligations to the holders of outstanding preferred stock.

   Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our shareholders unless Minnesota law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock may not cumulate their votes when voting for directors, which means that a holder cannot cast more than one vote per share for each director.

   Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets able to be distributed to our shareholders after we have provided for the liquidation preference of any outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights to buy any portion of those issued securities. Each share of common stock includes a right to purchase additional shares of common stock if the conditions discussed below under the heading "--Rights Agreement" occur.

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   Listing.  Our outstanding shares of common stock are traded on the Nasdaq
National Market System under the symbol "FULL." Wells Fargo Bank Minnesota, N.A. serves as the transfer agent and registrar for our common stock.

   Fully Paid. Our outstanding shares of common stock are fully paid and nonassessable. Any additional common stock that we may issue in the future pursuant to an offering under this prospectus or upon the conversion, exchange or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

Anti-Takeover Provisions Contained in our Articles of Incorporation and Bylaws

   Certain provisions of our restated articles of incorporation may make it less likely that our management would be changed or someone would acquire voting control of our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

   Fair Price Provision. Our restated articles of incorporation prohibit certain business combinations between our company and direct and indirect owners of 20% or more of our voting stock, which we will refer to as "interested shareholders," unless those transactions are approved by holders of at least 95% of our outstanding voting stock, voting together as a single class. This 95% approval is in addition to any approval required by law. Business combinations requiring the 95% approval include the following transactions, among others:

    . any merger or consolidation with an interested shareholder or a corporation affiliated with an interested shareholder;

    . any sale, lease, exchange, pledge, transfer, or other disposition of our assets valued at least $5 million to an interested shareholder or person or entity affiliated with an interested shareholder;

    . the issuance or transfer by us of any of our shares to an interested shareholder or person or entity affiliated with an interested shareholder in exchange for cash or property having a value of at least $5 million;

    . the adoption of any plan proposed by or on behalf of an interested shareholder or a person or entity affiliated with an interested shareholder to liquidate or dissolve our company; and

    . any transaction that increases the proportionate share of our stock owned directly or indirectly by an interested shareholder or a person or entity affiliated with an interested shareholder.

   Shareholders do not need to approve a business combination under our restated articles of incorporation if a majority of the continuing directors approve the business combination. "Continuing directors" are those directors who:

    . were members of the board of directors before the interested shareholder involved in the business combination acquired in excess of 7.5% of the outstanding voting power of our capital stock, or

    . were designated as continuing directors before their initial election as directors by a majority of directors at that time.

   Shareholders also do not need to approve a business combination under our restated articles of incorporation if the transaction meets specified conditions. These conditions include, among other things, the following:

    . holders of our capital stock will receive at least the minimum amount of consideration in the business combination determined under our restated articles of incorporation;

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    .  the consideration to be received by our shareholders in the business combination will be in the same form and of the same kind as the consideration paid by the interested shareholder in acquiring the shares already owned by it;

    . the interested shareholder does not acquire any additional shares of our stock after becoming an interested shareholder, unless the additional acquisition is approved by a majority of the continuing directors; and

    . a proxy statement describing the proposed business combination is mailed to all holders of our stock before the business combination is completed.

Holders of at least 95% of our outstanding voting stock, voting together as one class, must approve a proposal to amend or repeal, or adopt provisions inconsistent with, these provisions of our restated articles of incorporation.

   Control Share Acquisition Provision. Our restated articles of incorporation provide that if a shareholder becomes, through the acquisition of shares, the beneficial owner of 20% or more of the outstanding voting power of our company (or increases its ownership to 33 1/3% or more or to a majority of the outstanding voting shares), then the shareholder, subject to certain exceptions, may not vote the shares in excess of the 20% (or 33 1/3% or 50%) threshold without the prior approval of the holders of both

    .  a majority of the outstanding voting power of our capital stock, and

    . a majority of the outstanding voting of our capital stock not owned by the acquiring shareholder, the officers of our company, and our directors who are also our employees.

   A shareholder meeting to vote on this matter must be held within 55 days after being requested by the acquiring shareholder. The request may be made before the shareholder acquires the shares that would cross the applicable threshold. Our restated articles provide, however, that the shareholder meeting will not be held unless the acquiring shareholder, among other things, provides evidence to us that the shareholder has entered into definitive financing agreements with responsible financial institutions for all necessary financing of the share acquisition that is not to be provided from the personal funds of the shareholder.

   Preferred Stock. Our board of directors may at any time, under our restated articles of incorporation and without shareholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

   Classified Board. Members of our board of directors are divided into three classes and serve staggered three-year terms under our restated articles of incorporation. This means that only approximately one-third of our directors are elected at each annual meeting of shareholders and that it would take two years to replace a majority of the directors unless they are removed. Under our restated articles of incorporation, directors can be removed from office during their terms only if holders of at least two-thirds of our outstanding voting stock, voting together as one class, approve the removal. At least two-thirds of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, these provisions of our restated articles of incorporation.

   Nomination Procedures. In addition to our board of directors, shareholders can nominate candidates for our board of directors. However, a shareholder must follow the advance-notice procedures described in our bylaws. In general, a shareholder must submit a written notice of the nomination to the Corporate Governance Committee of our board of directors at least 120 days before the first anniversary of the mailing of our proxy statement for the prior year's annual shareholders' meeting. The notice must also contain certain information about the director-nominee, together with the written consent of the nominee to serve as director.

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

   Shareholder-Proposal Procedures. Shareholders can propose that business other than nominations to our board of directors be considered at an annual meeting of shareholders only if a shareholder follows the advance-notice procedures described in our bylaws. In general, the deadline for submitting a shareholder proposal is the same as for submitting shareholder-sponsored nominations to our board of directors.

Rights Agreement

   Each share of our common stock, including those that may be issued in an offering under this prospectus or upon the conversion, exchange or exercise of other securities offered under this prospectus, carries with it one share purchase right. Each right entitles the registered holder to purchase from us one share of common stock at an exercise price of $90, subject to adjustment.

   Until the distribution date for the rights, they will be evidenced by certificates representing shares of common stock and will be transferred only with the shares of common stock. The rights will separate from the shares of common stock and a distribution date for the rights will occur upon the earlier of the following (making the person at issue an "acquiring person"):

    . the first date of a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding voting power of our capital stock; or

    . the commencement or public announcement of a tender or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming the beneficial owner of 15% or more of the outstanding voting power of our capital stock.

   The rights are not exercisable until the distribution date. They will expire on July 30, 2006, unless extended or redeemed by us.

   Upon the occurrence of any of the foregoing events, each holder of a right (other than rights beneficially owned by an acquiring person) will have the right to receive, upon exercise of the right at its then-current exercise price, a number of shares of our common stock having a market value of two times the exercise price of the right, subject to certain possible adjustments.

   If our company is acquired in a merger or other business-combination transaction or 50% or more of the assets or earning power of our company and its subsidiaries (taken as a whole) are sold after a public announcement that a person has become an acquiring person, then each holder of a right will have the right to receive, upon exercise of the right at its then-current exercise price, a number of common shares of the acquiring person (or in certain cases, one of its affiliates) having a market value of two times the exercise price of the right.

   The rights are redeemable at a price of one cent per right at any time before a person has become an acquiring person.

                      DESCRIPTION OF SECURITIES WARRANTS

   This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

   We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock, which we will collectively refer to as the "securities warrants." Securities warrants may be issued alone or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

   We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. We have also filed the forms of securities warrant agreements and the certificates representing the securities warrants as exhibits to the registration statement. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

General

   If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

    .  the offering price;

    .  the currencies in which the securities warrants are being offered;

    . the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

    . the designation and terms of any series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants offered with each debt security, share of preferred stock, depositary share or share of common stock;

    . the date on and after which the holder of the securities warrants can transfer them separately from the related common stock or series of debt securities, preferred stock or depositary shares;

    . the principal amount of the series of debt securities that can be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

    . the date on which the right to exercise the securities warrants begins and the date on which the right expires;

    .  United States federal income tax consequences; and

    .  any other terms of the securities warrants.

Unless we state otherwise in the applicable prospectus supplement, the securities warrants for the purchase of debt securities will be in registered form only.

   If securities warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

    .  the offering price;

    . the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

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    .  the designation and terms of the series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants being offered with each debt security, share of preferred stock, depositary share or share of common stock;

    . the date on and after which the holder of the securities warrants can transfer them separately from the related common stock or series of debt securities, preferred stock or depositary shares;

    . the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

    . the date on which the right to exercise the securities warrants begins and the date on which the right expires;

    .  United States federal income tax consequences; and

    .  any other terms of the securities warrants.

   Securities warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only.

   A holder of securities warrant certificates may:

    .  exchange them for new certificates of different denominations;

    .  present them for registration of transfer; and

    . exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

Until any securities warrants to purchase debt securities are exercised, the holder of these securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the indenture. Until any securities warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of these securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

   Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

   A holder of securities warrants may exercise them by following the general procedure outlined below:

    . delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

    . properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

    . delivering the securities warrant certificate representing the securities warrants to the securities warrant agent within five business days of the securities warrant agent receiving payment of the exercise price.


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   If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments and Supplements to Securities Warrant Agreements

   We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if a majority of the then-outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

   Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

    . if we issue capital stock as a dividend or distribution on the common stock;

    .  if we subdivide, reclassify or combine the common stock;

    . if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price; or

    . if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions described below, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.

   Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

    .  a reclassification or change of the common stock;

    .  a consolidation or merger involving our company; or

    . a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

                             PLAN OF DISTRIBUTION

   We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

   Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

   The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

   We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters' obligations with respect to the auction.

   If the applicable prospectus supplement indicates, we will authorize underwriters, dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. The prospectus supplement will specify the conditions of these contracts and the commission payable for solicitation of the contracts.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

   If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless federal law permits otherwise.

   When we issue the securities offered under this prospectus, except for shares of common stock, they may be new securities without an established trading market. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

   Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of debt securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents for the debt securities or affiliates of such persons. These underwriters and agents and their affiliates may receive compensation, trading gain or other benefit from these transactions.

                                LEGAL OPINIONS

   Steven E. Suckow, Esq., who is our Associate General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered under this prospectus. Mr. Suckow owns, or has the right to acquire, a number of shares of our common stock which represents less than 1% of the total outstanding common stock. Any underwriters will be represented by their own legal counsel.

                                    EXPERTS

   The consolidated financial statements of H.B. Fuller Company as of December 1, 2001 and December 2, 2000 and for each of the three years in the period ended December 1, 2001 incorporated in this prospectus by reference to the Current Report on Form 8-K of H.B. Fuller Company filed with the Securities and Exchange Commission on September 24, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The following is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of the securities being registered:

           Registration Fee................................ $ 46,000
           Legal Fees and Expenses*........................  100,000
           Trustee Fees and Expenses*......................   20,000
           Transfer Agent Fees and Expenses*...............    5,000
           Accounting Fees and Expenses*...................  100,000
           Blue Sky and Legal Investment Fees and Expenses*    5,000
           Printing and Engraving Fees*....................   50,000
           Rating Agency Fees*.............................  325,000
           Listing Fees*...................................   21,000
           Miscellaneous*..................................    3,000
                                                            --------
           Total........................................... $675,000
                                                            ========

--------
/*  /Estimated pursuant to instruction to Item 511 of Regulation S-K.

Item 15.  Indemnification of Directors and Officers

   The registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

   Pursuant to the terms of forms of underwriting agreements and form of distribution agreement filed as Exhibits 1(a), 1(b), 1(c) and 1(d) to this registration statement, the underwriters will agree to indemnify the directors and officers of the registrant against certain civil liabilities that they may incur under the Securities Act of 1933 in connection with this registration statement and the related prospectus and applicable prospectus supplement. The registrant also maintains a director and officer insurance policy to cover the registrant, its directors and its officers against certain liabilities.

Item 16.  Exhibits

   The following exhibits are filed as part of this registration statement:

1(a)  Form of Underwriting Agreement for Debt Securities.

1(b)  Form of Underwriting Agreement for Preferred Stock.

1(c)  Form of Underwriting Agreement for Common Stock.

1(d)  Form of Distribution Agreement.

4(a)  Restated Articles of Incorporation (dated October 30, 1998).(1)

4(b)  Articles of Amendment of Articles of Incorporation (dated October 27, 2001).(2)

4(c)  By-Laws (as amended through July 14, 1999).(3)

4(d)  Rights Agreement, dated as of July 18, 1996, between the Registrant and Norwest Bank Minnesota,
      National Association. (4)

4(e)  First Amendment to Rights Agreement dated January 23, 2001. (5)

4(f)  Form of Indenture.

4(g)  Forms of Medium-Term Notes.

4(h)  Form of Note.

4(i)  Form of Certificate of Designation, Preferences and Rights of Preferred Stock.

4(j)  Form of Preferred Stock Certificate.

4(k)  Form of Convertible Preferred Stock Certificate.

4(l)  Form of Deposit Agreement, including form of Depositary Receipt.

4(m)  Form of Debt Warrant Agreement, including form of Debt Warrant Certificate.

4(n)  Form of Preferred Stock Warrant Agreement, including form of Preferred Stock Warrant Certificate.

4(o)  Form of Common Stock Warrant Agreement, including form of Common Stock Warrant Certificate.

4(p)  Form of Common Stock Certificate.

      The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. No individual series of such debt exceeds 10% of the total assets of H.B. Fuller Company and its consolidated subsidiaries. Copies of instruments with respect to long-term debt will be furnished to the
      Commission upon request.

5     Opinion of Associate General Counsel of the Registrant.

12    Computations of ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends.

23(a) Consent of Associate General Counsel of the Registrant (included as part of Exhibit 5).

23(b) Consent of PricewaterhouseCoopers LLP.

24    Powers of Attorney.

--------
(1) Incorporated by reference to Exhibit 3(a) to the registrant's Annual Report on Form 10-K for the year ended November 28, 1998.

(2) Incorporated by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 1, 2001.

(3) Incorporated by reference to Exhibit 3(b) to the registrant's Quarterly Report on Form 10-Q for the quarter ended August 28, 1999 (File No. 0-3488).

(4) Incorporated by reference to Exhibit 4 to the registrant's Current Report on Form 8-K, dated July 24, 1996 (File No. 0-3488).

(5) Incorporated by reference to Exhibit 1 to the registrant's Registration Statement on Form 8-A/A-1, dated February 5, 2001 (File No. 001-09225).

Item 17.  Undertakings

   (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to file applications for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and the State of Minnesota, on the 24th day of September, 2002.


                                      H.B. FULLER COMPANY

                                      By: /s/  ALBERT P.L. STROUCKEN
                                          ------------------------------------
                                          Albert P.L. Stroucken
                                          Chairman of the Board, President and
                                          Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 24th day of September, 2002 by the following persons in the capacities indicated:


/s/  ALBERT P.L. STROUCKEN     Chairman of the Board, President
-----------------------------    and Chief Executive Officer
Albert P.L. Stroucken            (Principal Executive  Officer)

                               Senior Vice President and
/s/  RAYMOND A. TUCKER           Chief Financial Officer
-----------------------------    (Principal Financial Officer)
Raymond A. Tucker

/s/   JAMES C. MCCREARY, JR.   Vice President and Controller
-----------------------------    (Principal Accounting Officer)
James C. McCreary, Jr.

Norbert R. Berg           )
Freeman A. Ford           )
Gail D. Fosler            )
Reatha Clark King         )
Knut Kleedehn             )    Directors*
J. Michael Losh           )
John J. Mauriel, Jr.      )
Lee R. Mitau              )
Albert P.L. Stroucken     )
R. William Van Sant       )

/*/ Steven E. Suckow, by signing his name hereto on the 24th day of September, 2002, does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being all of the Directors of the registrant.


                                              /s/  STEVEN E. SUCKOW
                                              ----------------------------------
                                              Steven E. Suckow, Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
Number                           Document Description                                Form of Filing
------  ----------------------------------------------------------------------- -------------------------
 1(a)   Form of Underwriting Agreement for Debt Securities                       Electronic Transmission

 1(b)   Form of Underwriting Agreement for Preferred Stock                       Electronic Transmission

 1(c)   Form of Underwriting Agreement for Common Stock                          Electronic Transmission

 1(d)   Form of Distribution Agreement                                           Electronic Transmission

 4(a)   Restated Articles of Incorporation (dated October 30, 1998)             Incorporated by Reference

 4(b)   Articles of Amendment of Articles of Incorporation (dated October 27,   Incorporated by Reference
        2001)

 4(c)   By-Laws (as amended through July 14, 1999)                              Incorporated by Reference

 4(d)   Rights Agreement, dated as of July 18, 1996, between the Registrant     Incorporated by Reference
        and Norwest Bank National Association, as Rights Agent

 4(e)   First Amendment to Rights Agreement, dated as of January 23, 2001,      Incorporated by Reference
        between the Registrant and Wells Fargo Bank Minnesota, N.A., as
        Rights Agent

 4(f)   Form of Indenture                                                        Electronic Transmission

 4(g)   Forms of Medium-Term Notes                                               Electronic Transmission

 4(h)   Form of Note                                                             Electronic Transmission

 4(i)   Form of Certificate of Designation, Preferences and Rights of Preferred  Electronic Transmission
        Stock

 4(j)   Form of Preferred Stock Certificate                                      Electronic Transmission

 4(k)   Form of Convertible Preferred Stock Certificate                          Electronic Transmission

 4(l)   Form of Deposit Agreement, including form of Depositary Receipt          Electronic Transmission

 4(m)   Form of Debt Warrant Agreement, including form of Debt Warrant           Electronic Transmission
        Certificate.

 4(n)   Form of Preferred Stock Warrant Agreement, including form of             Electronic Transmission
        Preferred Stock Warrant Certificate

 4(o)   Form of Common Stock Warrant Agreement, including form of                Electronic Transmission
        Common Stock Warrant Certificate

 4(p)   Form of Common Stock Certificate                                         Electronic Transmission

 5      Opinion of Associate General Counsel of the Registrant                   Electronic Transmission

 12     Computations of ratios of earnings to fixed charges and ratios of        Electronic Transmission
        earnings to fixed charges and preferred stock dividends

 23(a) Consent of Associate General Counsel of the Registrant (included as part of Exhibit 5)

 23(b)  Consent of PricewaterhouseCoopers LLP                                    Electronic Transmission

 24     Powers of Attorney                                                       Electronic Transmission